EXHIBIT 2.4

AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 to AGREEMENT AND PLAN OF MERGER (“Amendment”) dated February 6, 2013 is an amendment to that certain Agreement and Plan of Merger dated November 13, 2012, as amended on January 15, 2013 and January 31, 2013 (“Merger Agreement”), by and among EastBridge Investment Group Corporation, an Arizona corporation (“Parent”), CBMG Acquisition Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands, all of the outstanding shares of which are owned by the Parent (“Merger Sub”) and Cellular Biomedicine Group Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).  Parent, Merger Sub and Company are sometimes referred to herein individually as a “Party” or as the “Parties”.  Capitalized terms not defined herein shall the meaning ascribed to such term in the Merger Agreement.

WHEREAS, pursuant to Article VII of the Merger Agreement, the obligation of each Party to effect the Merger and consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction, at or prior to the Closing Date, of certain conditions; and

WHEREAS, the Parties wish to waive certain conditions required in order to consummate the Closing; and

WHEREAS, the Parties wish to amend and restate certain provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.             Section 2.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“2.5         Directors.

(a)   Of Parent.  The parties hereto shall take all actions necessary so that the Board of Directors of Parent at the Effective Time shall consist of five (5) members.  Following the expiration of the applicable waiting period set forth in Rule 14F-1 of the Exchange Act, Norm Klein and Keith Wong shall remain as directors of Parent and the additional directors shall be Steve Wen Tao Liu,  Wei (William) Cao and Tony Liu, until their successors of each of the foregoing directors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or Bylaws of Parent.

(b)   Of Surviving Company.  The parties hereto shall take all actions necessary so that the board of directors of the Company prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

(c)   Of EastBridge CBMG Investment Corp. The parties hereto shall take all actions necessary so that the board of directors of EastBridge Investment Corporation, a wholly owned subsidiary of the Parent (“EastBridge CBMG”) shall, from and after the Effective Time, be Norm Klein, Keith Wong and Steve Wen Tao Liu, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of EastBridge CBMG.”

2.             Section 2.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“2.6          Officers. The parties hereto shall take all actions necessary so that the officers of the Parent, from and after the Effective Time, shall be the following persons set forth below, unless otherwise mutually determined by parties prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Bylaws of the Parent:

Name of Officer	Title

Steve Wen Tao Liu	Chief Executive Officer
Wei (William) Cao	President
Andy Chan	Chief Financial Officer and Secretary”

3.             Section 6.11(b)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(i)           $500,000 shall be funded to the account of EastBridge CBMG within five (5) days following the Closing Date;”

4.              Additional Covenants.  Article VI of the Merger Agreement shall be amended to include the following additional covenants:

“6.16        Name Change.  Parent hereby agrees that it shall employ its best efforts to take all necessary actions and obtain all necessary board and stockholder approvals in order to effect a change in its corporate name to “Cellular Biomedicine Group, Inc.” as soon as practicable and no later than 60 days following the Closing Date (the “Name Change”).  Parent shall instruct its transfer agent to withhold printing and distribution of share certificates representing the Per Share Merger Consideration until after the Name Change becomes effective; provided however the transfer agent shall be instructed to properly reflect issuance and ownership of the Per Share Merger Consideration on the share ledger of the Parent as of the Closing Date in accordance with the terms of this Agreement.

6.17          Assignment and Assumption to EastBridge CBMG Investment Subsidiary. On or prior to the Closing Date, Parent agrees to assign all right title and interest to all of its assets and liabilities held prior to the Effective Date to EastBridge CBMG, by executing and delivering the Contribution Agreement attached as Annex I hereto, which shall become effective as of the Effective Time.  If and to the extent the assignment of any contract of Parent requires third party consent, Parent agrees to use its best efforts to pursue and obtain such consent as soon as practicable.

6.18          D&O Insurance.  Parent shall use commercially reasonable efforts to obtain and put in place a D&O insurance policy and plan acceptable to the board of directors of Parent, which policy and plan shall include coverage of the officers and directors of Parent, EastBridge CBMG and the Surviving Company, with a minimum coverage amount of US $5 million per incident.

6.19          Standstill Pending Change in Board Composition.  Except for the Name Change and those actions contemplated by the Merger Agreement to be taken in connection with the Closing, from the Closing Date and until the composition of the Board of Directors of Parent is as set forth in the Schedule 14F-1 to be filed by Parent and mailed to its stockholders, Parent agrees to continue to observe and be bound by the restrictions on the conduct of the business of Parent set forth in Section 6.1(a)(i) – (xix) of this Agreement, unless the prior and specific written approval of the Chief Executive Officer of Parent has been obtained with respect to any waiver with compliance thereof.”

5.             The Parties hereby waive compliance with Section 7.1(h) of the Merger Agreement relating to director and officer insurance.

6.             The Merger Agreement shall not be modified or amended and no condition, term or agreement contained therein shall be modified, amended or waived except as expressly provided herein and in prior amendments.  The Parties hereby expressly reserve all other rights and remedies granted to each under the Merger Agreement, applicable law or otherwise, and nothing contained herein shall be construed to limit, impair or otherwise affect the right of any Party with respect to any future non-compliance with any other covenants, terms or provision of the Merger Agreement.

7.             This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

8.             The Merger Agreement as amended, and this Amendment, express the entire understanding with respect to the subject matter thereof and hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter thereof and hereof. Any term of this Amendment may be amended and observance of any term of the Merger Agreement or this Amendment may be waived only with the written consent of the Parties.  Waiver of any term or condition of this Amendment by any Party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of the Merger Agreement or this Amendment.  The failure of any Party at any time to require performance by any other Party of any provision hereof shall not affect the right of any such Party to require future performance of such provision or any other provision hereof.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

COMPANY:

CELLULAR BIOMEDICINE GROUP LIMITED

By:	/s/ Wen Tao Liu
Name:	Wen Tao Liu
Title:	Chairman and Chief Executive Officer

PARENT:

EASTBRIDGE INVESTMENT GROUP CORPORATION

By:	/s/ Norman P. Klein
Name:	Norman P. Klein
Title:	Chief Operating Officer and Chief Financial Officer

MERGER SUB:

CBMG ACQUISITION LIMITED

By:	/s/ Norman P. Klein
Name:	Norman P. Klein
Title:	President